FOR IMMEDIATE RELEASE	Exhibit 99.1

METTLER-TOLEDO INTERNATIONAL INC. REPORTS
FOURTH QUARTER 2015 RESULTS

- - Strong Margin Expansion - -
- - Good Execution - -

COLUMBUS, Ohio, USA - February 4, 2016 - Mettler-Toledo International Inc. (NYSE: MTD) today announced fourth quarter results for 2015. Provided below are the highlights:

•	Sales in local currency increased 3% in the quarter compared with the prior year. Reported sales decreased 3% as currency reduced sales growth by 6% in the quarter.

•
Net earnings per diluted share as reported (EPS) were $4.44, compared with $4.17 in the prior- year period. Adjusted EPS was $4.65, an increase of 10% over the prior-year amount of $4.24. Adjusted EPS is a non-GAAP measure and excludes purchased intangible amortization, discrete tax items, restructuring charges and other one-time items. A reconciliation to EPS is provided on the last page of the attached schedules.

Fourth Quarter Results

Olivier Filliol, President and Chief Executive Officer, stated, “Market conditions throughout the world developed as expected and we continued to execute very well. Sales growth in the Americas was strong with broad-based growth in most product lines. Europe had good growth in laboratory instruments. Sales declined in China and Brazil, while sales growth in our other emerging markets was solid overall. We had strong margin expansion in the quarter and, despite currency headwinds, achieved solid EPS growth. Finally, we had good cash flow generation in the quarter and for the full year.”

EPS in the quarter was $4.44, compared with the prior-year amount of $4.17. Adjusted EPS was $4.65, an increase of 10% over the prior-year amount of $4.24.

Sales were $673.5 million, a 3% increase in local currency sales, compared with $697.4 million in the prior-year quarter. Reported sales decreased 3% as currency reduced sales growth by 6% in the quarter. By region, local currency sales increased 9% in the Americas, were flat in Europe and declined 2% in Asia / Rest of World as compared to the prior-year period. Adjusted operating income amounted to $182.2 million, a 3% increase from the prior-year amount of $176.3 million. Adjusted operating income is a non-GAAP measure, and a reconciliation to earnings before taxes is provided in the attached schedules.

Cash flow from operations was $137.0 million, compared with $140.7 million in the prior-year quarter.

Full Year Results
EPS in 2015 was $12.48, compared with the prior-year amount of $11.44. Adjusted EPS was $12.92, an increase of 10% over the prior-year amount of $11.72.

Sales were $2.395 billion, a 3% increase in local currency sales, compared with $2.486 billion in the prior-year period. Reported sales decreased 4% as currency reduced sales growth by 7% in the period. By region, local currency sales increased 8% in the Americas, 2% in Europe and were flat in Asia / Rest of World as compared to the prior-year period. Adjusted operating income amounted to $532.1 million, a 5% increase from the prior-year amount of $506.9 million. Adjusted operating income is a non-GAAP measure, and a reconciliation to earnings before taxes is provided in the attached schedules.

Cash flow from operations was $426.9 million, compared with $418.9 million in the prior year.

Outlook

The Company updated its outlook for 2016 and noted that forecasting remains challenging. In particular, weak demand in certain emerging markets remains.

Based on today’s assessment, management anticipates that local currency sales growth in 2016 will be in the range of 3% to 4% and Adjusted EPS is forecasted to be in the range of $14.10 to $14.30, an increase of 9% to 11%.

For the first quarter 2016, management anticipates that local currency sales growth will be approximately 4% and Adjusted EPS is forecasted to be in the range of $2.40 to $2.45, an increase of 7% to 9%.

Adjusted EPS excludes purchased intangible amortization, discrete tax items, restructuring charges and other one-time items. While the Company has provided an outlook for Adjusted EPS, it has not provided an outlook for EPS as it would require an estimate of non-recurring items, which are not yet known.

Conclusion

Filliol concluded, "Despite considerable market weakness in China, Brazil and Russia and significant currency headwinds, we achieved good financial results in the quarter and for full year 2015. Strong execution of our margin enhancement and productivity improvement programs were key contributors to our performance. We continue to gain share through expanded field resources, exciting new products and proven sales and marketing initiatives. Equally important, we are making investments for long-term growth. While we remain cautious on the global economy, we believe we can continue to generate above market growth in 2016 and beyond.”

Other Matters
The Company will host a conference call to discuss its quarterly results today (Thursday, February 4) at 5:00 p.m. Eastern Time. To hear a live webcast or replay of the call, visit the investor relations page on the Company’s website at www.mt.com/investors. The presentation referenced in the conference call will be located on the website prior to the call.

METTLER TOLEDO is a leading global supplier of precision instruments and services. The Company has strong leadership positions in all businesses and believes it holds global number-one market positions in a majority of them. Specifically, METTLER TOLEDO is the largest provider of weighing instruments for use in laboratory, industrial and food retailing applications. The Company is also a leading provider in analytical instruments for use in life science, reaction engineering and real-time analytic systems used in drug and chemical compound development and process analytics instruments used for in-line measurement in production processes. In addition, METTLER TOLEDO is the largest supplier of end-of-line inspection systems used in production and packaging for food, pharmaceutical and other industries. Additional information about METTLER TOLEDO can be found at www.mt.com/investors.
Statements in this press release which are not historical facts constitute “forward-looking statements” within the meaning of Section 27A of the U.S. Securities Act of 1933 and Section 21E of the U.S. Securities Exchange Act of 1934. These statements involve known and unknown risks, uncertainties and other factors that may cause our or our businesses’ actual results, levels of activity, performance or achievements to be materially different from those expressed or implied by any forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of those terms or other comparable terminology. For a discussion of these risks and uncertainties, please see the discussion on forward-looking statements in our current report on Form 8-K to which this release has been furnished as an exhibit. All of the forward-looking statements are qualified in their entirety by reference to the factors discussed under the captions “Factors affecting our future operating results” and in the “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of our annual report on Form 10-K for the most recently completed fiscal year, which describe risks and factors that could cause results to differ materially from those projected in those forward-looking statements.

METTLER-TOLEDO INTERNATIONAL INC. CONSOLIDATED STATEMENTS OF OPERATIONS (amounts in thousands except share data) (unaudited)

	Three Months Ended			Three Months Ended
	December 31, 2015		% of sales	December 31, 2014	% of sales

Net sales	$673,535	(a)	100.0	$697,428	100.0
Cost of sales	282,788		42.0	303,046	43.5
Gross profit	390,747		58.0	394,382	56.5

Research and development	31,110		4.6	31,323	4.5
Selling, general and administrative	177,418		26.3	186,789	26.8
Amortization	8,022		1.2	7,610	1.1
Interest expense	6,755		1.0	6,924	1.0
Restructuring charges	5,960		0.9	1,468	0.2
Other charges (income), net	(9)		0.0	882	0.0
Earnings before taxes	161,491		24.0	159,386	22.9

Provision for taxes	38,140		5.7	38,214	5.5
Net earnings	$123,351		18.3	$121,172	17.4

Basic earnings per common share:
Net earnings	$4.53			$4.27
Weighted average number of common shares	27,228,026			28,398,579

Diluted earnings per common share:
Net earnings	$4.44			$4.17
Weighted average number of common and common equivalent shares	27,755,045			29,045,269

Note:
(a)	Local currency sales increased 3% as compared to the same period in 2014.

RECONCILIATION OF EARNINGS BEFORE TAXES TO ADJUSTED OPERATING INCOME

	Three Months Ended			Three Months Ended
	December 31, 2015		% of sales	December 31, 2014	% of sales

Earnings before taxes	$161,491			$159,386
Amortization	8,022			7,610
Interest expense	6,755			6,924
Restructuring charges	5,960			1,468
Other charges (income), net	(9)			882
Adjusted operating income	$182,219	(b)	27.1	$176,270	25.3

Note:
(b)	Adjusted operating income increased 3% as compared to the same period in 2014.

METTLER-TOLEDO INTERNATIONAL INC. CONSOLIDATED STATEMENTS OF OPERATIONS (amounts in thousands except share data) (unaudited)

	Twelve Months Ended			Twelve Months Ended
	December 31, 2015		% of sales	December 31, 2014	% of sales

Net sales	$2,395,447	(a)	100.0	$2,485,983	100.0
Cost of sales	1,043,454		43.6	1,127,233	45.3
Gross profit	1,351,993		56.4	1,358,750	54.7

Research and development	119,076		5.0	123,297	5.0
Selling, general and administrative	700,810		29.3	728,582	29.3
Amortization	30,951		1.3	29,185	1.2
Interest expense	27,451		1.1	24,537	1.0
Restructuring charges	11,148		0.5	5,915	0.2
Other charges (income), net	(867)		(0.1)	2,230	0.1
Earnings before taxes	463,424		19.3	445,004	17.9

Provision for taxes	110,604		4.6	106,763	4.3
Net earnings	$352,820		14.7	$338,241	13.6

Basic earnings per common share:
Net earnings	$12.75			$11.71
Weighted average number of common shares	27,680,918			28,890,771

Diluted earnings per common share:
Net earnings	$12.48			$11.44
Weighted average number of common and common equivalent shares	28,269,615			29,571,308

Note:
(a)	Local currency sales increased 3% as compared to the same period in 2014.

RECONCILIATION OF EARNINGS BEFORE TAXES TO ADJUSTED OPERATING INCOME

	Twelve Months Ended			Twelve Months Ended
	December 31, 2015		% of sales	December 31, 2014	% of sales

Earnings before taxes	$463,424			$445,004
Amortization	30,951			29,185
Interest expense	27,451			24,537
Restructuring charges	11,148			5,915
Other charges (income), net	(867)			2,230
Adjusted operating income	$532,107	(b)	22.2	$506,871	20.4

Note:
(b)	Adjusted operating income increased 5% as compared to the same period in 2014.

METTLER-TOLEDO INTERNATIONAL INC. CONDENSED CONSOLIDATED BALANCE SHEETS (amounts in thousands) (unaudited)

	December 31, 2015	December 31, 2014

Cash and cash equivalents	$98,887	$85,263
Accounts receivable, net	411,420	435,648
Inventories	214,383	204,531
Other current assets and prepaid expenses	138,125	123,988
Total current assets	862,815	849,430

Property, plant and equipment, net	517,229	511,462
Goodwill and other intangible assets, net	561,536	556,869
Other non-current assets	76,905	91,349
Total assets	$2,018,485	$2,009,110

Short-term borrowings and maturities of long-term debt	$14,488	$116,164
Trade accounts payable	142,075	145,896
Accrued and other current liabilities	438,564	416,830
Total current liabilities	595,127	678,890

Long-term debt	576,984	335,790
Other non-current liabilities	265,917	274,835
Total liabilities	1,438,028	1,289,515

Shareholders’ equity	580,457	719,595
Total liabilities and shareholders’ equity	$2,018,485	$2,009,110

METTLER-TOLEDO INTERNATIONAL INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (amounts in thousands) (unaudited)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2015	2014	2015	2014

Cash flow from operating activities:
Net earnings	$123,351	$121,172	$352,820	$338,241
Adjustments to reconcile net earnings to
net cash provided by operating activities:
Depreciation	8,109	8,148	33,087	33,617
Amortization	8,022	7,610	30,951	29,185
Deferred tax benefit	10,503	19,135	7,258	13,033
Excess tax benefits from share-based payment arrangements	(11,511)	6,902	(12,929)	(3,557)
Other	3,865	3,939	14,378	13,822
Increase (decrease) in cash resulting from changes in
operating assets and liabilities	(5,297)	(26,232)	1,303	(5,429)
Net cash provided by operating activities	137,042	140,674	426,868	418,912

Cash flows from investing activities:
Proceeds from sale of property, plant and equipment	668	295	949	728
Purchase of property, plant and equipment	(25,750)	(27,980)	(82,506)	(89,388)
Acquisitions	(2,810)	(2,399)	(13,779)	(5,784)
Net hedging settlements on intercompany loans	148	(59)	(5,415)	123
Net cash used in investing activities	(27,744)	(30,143)	(100,751)	(94,321)

Cash flows from financing activities:
Proceeds from borrowings	191,862	115,855	741,864	628,832
Repayments of borrowings	(219,586)	(147,338)	(594,477)	(585,867)
Proceeds from exercise of stock options	7,722	7,002	29,556	21,047
Excess tax benefits from share-based payment arrangements	11,511	(6,902)	12,929	3,557
Repurchases of common stock	(123,743)	(117,524)	(494,966)	(414,000)
Debt issuance costs	(934)	—	(1,366)	(941)
Acquisitions contingent consideration paid	—	(859)	(572)	(859)
Net cash used in financing activities	(133,168)	(149,766)	(307,032)	(348,231)

Effect of exchange rate changes on cash and cash equivalents	(542)	(1,813)	(5,461)	(2,971)

Net increase (decrease) in cash and cash equivalents	(24,412)	(41,048)	13,624	(26,611)

Cash and cash equivalents:
Beginning of period	123,299	126,311	85,263	111,874
End of period	$98,887	$85,263	$98,887	$85,263

RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW

Net cash provided by operating activities	$137,042	$140,674	$426,868	$418,912
Excess tax benefits from share-based payment arrangements	11,511	(6,902)	12,929	3,557
Payments in respect of restructuring activities	2,966	1,682	6,568	9,657
Proceeds from sale of property, plant and equipment	668	295	949	728
Purchase of property, plant and equipment	(25,750)	(27,980)	(82,506)	(89,388)
Free cash flow	$126,437	$107,769	$364,808	$343,466

METTLER-TOLEDO INTERNATIONAL INC. OTHER OPERATING STATISTICS

SALES GROWTH BY DESTINATION
(unaudited)

			Europe		Americas	Asia/RoW		Total

U.S. Dollar Sales Growth (Decrease)
Three Months Ended December 31, 2015			(10)%		7%	(8)%		(3)%
Twelve Months Ended December 31, 2015			(12)%		6%	(5)%		(4)%

Local Currency Sales Growth (Decrease)
Three Months Ended December 31, 2015			—%		9%	(2)%		3%
Twelve Months Ended December 31, 2015			2%		8%	—%		3%

RECONCILIATION OF DILUTED EPS AS REPORTED TO ADJUSTED DILUTED EPS
(unaudited)

Three months ended						Twelve months ended
December 31,						December 31,
2015			2014		% Growth	2015		2014		% Growth

EPS as reported, diluted	$4.44		$4.17		6%	$12.48		$11.44		9%

Restructuring charges, net of tax	0.17	(a)	0.04	(a)		0.30	(a)	0.15	(a)
Purchased intangible amortization, net of tax	0.04	(b)	0.03	(b)		0.14	(b)	0.13	(b)

Adjusted EPS, diluted	$4.65		$4.24		10%	$12.92		$11.72		10%

Notes:
(a)
Represents the EPS impact of restructuring charges of $6.0 million ($4.6 million after tax) and $1.5 million ($1.1 million after tax) for the three months ended December 31, 2015 and 2014, respectively and $11.1 million ($8.5 million after tax) and $5.9 million ($4.5 million after tax) for the twelve months ended December 31, 2015 and 2014, respectively.

(b)
Represents the EPS impact of purchased intangibles amortization, net of tax, of $1.1 million and $1.0 million for the three months ended December 31, 2015 and 2014, respectively and $3.9 million for both the twelve months ended December 31, 2015 and 2014, respectively.